EXHIBIT 20

                               PLACING AGREEMENT
                             RELATING TO SHARES OF
                                  PCCW LIMITED


                             DATED 17th July, 2003

                 PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED


                                  PCCW LIMITED


                                      AND


                     CITIGROUP GLOBAL MARKETS ASIA LIMITED

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                                    CONTENTS

Clause                                                                      Page

1.   Interpretation                                                         1
2.   Placing Obligations and Option Shares                                  1
3.   Appointment of the Placing Agent and the Placing                       2
4.   Completion                                                             3
5.   Commission and Expenses                                                3
6.   Warranties and Indemnity                                               4
7.   Conditions                                                             5
8.   Restrictions                                                           6
9.   Announcements                                                          8
10.  Subscription Agreement                                                 8
11.  Time                                                                   8
12.  Costs                                                                  8
13.  Notices                                                                8
14.  Governing Law                                                          9

Schedules

1.   Interpretation                                                         11
2.   Selling Restrictions                                                   14
3.   Completion Mechanics                                                   16
4.   Representations and Warranties                                         17
5.   Details of the Vendors and the Placing Shares                          21

Signatories                                                                 10


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THIS PLACING AGREEMENT is made on 17th July, 2003

BETWEEN:

(1) PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED and the other VENDORS (if any) named in Part A of Schedule 5 (the Vendors);

(2) PCCW LIMITED of 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the Company); and

(3) CITIGROUP GLOBAL MARKETS ASIA LIMITED of 20th Floor, Three Exchange Square, Central, Hong Kong (the Placing Agent)

WHEREAS:

(A) The Company is incorporated with limited liability under the Companies Ordinance (Cap. 32 of the laws of Hong Kong) and has an authorised share capital of HK$1,600,000,000 divided into 6,400,000,000 shares of HK$0.25 each ("Shares") of which 4,653,754,074 Shares have been issued and are fully paid and all of which are listed on the Stock Exchange;

(B) The Vendors are the beneficial owners of 1,526,773,302 Shares, the registered holder or holders of certain of which are set out in Schedule 5; and

(C) The Placing Agent, in reliance upon the representations, warranties and undertakings of the Vendor and the Company contained herein, has agreed, as agent of the respective Vendors, to procure purchasers for or failing which itself as principal to purchase a total of 715,000,000 Shares owned by the Vendors, upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

     This Agreement will be interpreted in accordance with the provisions of
     Schedule 1.

2.   PLACING OBLIGATIONS AND OPTION SHARES

2.1  Firm Placing Shares: The Vendors agree to sell, or procure the sale of,
     -------------------
     the Firm Placing Shares and the Placing Agent agrees, as agent of the respective Vendors, to procure Placees to purchase, or failing which itself

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     as principal to purchase, the Firm Placing Shares on the terms and subject to the conditions set out in this Agreement.

2.2  Option Shares: If a number of Option Shares is stipulated in Schedule 5,
     -------------
     then the Vendors unconditionally and irrevocably grant to the Placing Agent the right to require the Vendors to sell, or to procure the sale of, an additional number of Shares up to (but not exceeding ) the number of Option Shares so stipulated in Schedule 5.

2.3  Option exercise notice: The Option shall be exercisable at any time and on
     ----------------------
     any one or more occasions (up to an aggregate number of Shares equal to the number of Option Shares) by written notice given by the Placing Agent to the Company no later than the Option Expiry Time.

2.4  Option Shares are Placing Shares: Any Option Shares stipulated in a notice
     --------------------------------
     given by the Placing Agent under Clause 2.3 shall become Placing Shares and all the provisions of this Agreement applicable to the Placing Shares shall apply to such Shares.

2.5  Election: At any time the Placing Agent may elect that some or all of the
     --------
     Placing Shares are purchased by it as principal from the Vendors at the Placing Price and, in that event, the Placing Shares may be on sold by the Placing Agent as principal to purchasers at any price(s) as the Placing Agent in its discretion may determine, without being under any obligation to notify the Vendors of such election or of the number of Placing Shares so purchased as principal, other than in accordance with the provisions of this Agreement, or of the price(s) at which those Shares are sold to purchasers.

2.6  Not less than 6 Placees: Having regard to the Listing Rules, the Placing
     -----------------------
     Agent will endeavour to ensure that the Placing Shares are placed with not less than 6 different Placees (but without affecting any right or obligation of the Placing Agent to purchase Placing Shares as principal).

2.7  Obligations of Vendors: Each of the Vendors shall sell the number of Firm
     ----------------------
     Placing Shares set out against its respective name in paragraph 2 of Part B of Schedule 5. To the extent the Option is exercised, the Option Shares shall be made available and sold by the Vendors in the same respective proportions as the Firm Placing Shares. The Placing Agent shall have no obligation to proceed to Completion unless all the Vendors comply fully with their obligations to sell Placing Shares. Subject to the foregoing, and save as provided in Clause 5.5, all obligations of the Vendors under this Agreement are joint and several (but without prejudice to anything separately agreed among the Vendors for allocation of obligations and/or resulting liabilities among themselves). If only one

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     Vendor is named in Schedule 5 then all references to Vendors shall be to that sole Vendor and provisions relating to several Vendors shall be construed accordingly.

3.   APPOINTMENT OF THE PLACING AGENT AND THE PLACING

3.1  Appointment: Each of the Vendors hereby appoints the Placing Agent to the
     -----------
     exclusion of all others as its agent to procure Placees to purchase the Placing Shares on the terms and subject to the conditions set out in this Agreement and the Placing Agent, relying on the representations, warranties and undertakings on the part of the Vendors and the Company contained herein, accepts such appointment on the terms and subject to the conditions set out in this Agreement. Subject as specifically provided in this Agreement, any transaction carried out by the Placing Agent pursuant to this Agreement (other than any purchase by the Placing Agent of Placing Shares as principal) shall constitute a transaction carried out at the request of the Vendors and as their agent and not on account of or for the Placing Agent. The Placing Agent shall not be responsible for any loss or damage to any party in connection with the Placing (save and except, in the case of the Vendor and the Company, for any loss or damage arising out of any gross negligence, wilful default or fraud on the part of the Placing Agent).

3.2  Authority: Each of the Vendors hereby confirms that the foregoing
     ---------
     appointment confers on the Placing Agent in accordance with the provisions hereof all powers authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the Placing (including the power and authority to delegate its functions) hereunder to any other person or persons to act as agent or agents of the Placing Agent), and hereby agrees to ratify and confirm everything which the Placing Agent shall lawfully do or have done pursuant to or in anticipation of such appointment, powers, authorities and discretions. Each of the Vendors agrees, promptly on request by the Placing Agent, to execute or do, or procure that there shall be executed and done, all such documents and things as the Placing Agent acting reasonably may deem necessary for such purposes.

3.3  Placing: The Placing Shares shall be offered by the Placing Agent as agent
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     for the Vendors at the Placing Price (together with such Hong Kong stamp duty, Stock Exchange trading fee, SFC transaction levy and investor compensation levy and brokerage as may be payable by placees) during the Placing Period, subject to Clause 2. The offer of the Placing Shares to Placees by the Placing Agent shall be conditional upon this Agreement not having been terminated prior to Completion.

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3.4  Clear title: The Vendors shall sell or procure the sale of the Placing
     -----------
     Shares to be sold pursuant to the Placing free and clear of all Liens and together with all rights attaching thereto at the date hereof, including the right to receive all dividends or other distributions declared, made or paid on the Placing Shares at any time after the date hereof.

3.5  Selling restrictions: The Placing Agent confirms and undertakes to the
     --------------------
     Vendor that it will use all reasonable endeavours to comply with the selling restrictions and other provisions set out in Schedule 2.

3.6  Stock Exchange: The Placing Agent may select brokers of its choice to
     --------------
     report the transaction to the Stock Exchange and to effect the transaction on the Stock Exchange as a crossing on the Stock Exchange.

3.7  Cooperation: The Placing Agent will, to the extent that it may reasonably
     -----------
     do so, cooperate with the Company and the Vendors to assist the Company and the Vendors to comply with any applicable law, regulation or direction of the Stock Exchange, the SFC or any other applicable regulatory body in connection with the Placing.

4.   COMPLETION

4.1  CCASS deposit: To the extent (if any) that the Placing Shares are not
     -------------
     already deposited and held in CCASS, each of the Vendors will, no later than 12:00 noon on the date of this Agreement ( or such other time and date agreed between the parties) deliver to the Placing Agent for deposit into CCASS a number of Shares at least equal to the maximum total number of Firm Placing Shares and Option Shares which may be required to be sold by it under this Agreement, and will provide to the Placing Agent all such further documents and authorities as may be necessary or desirable to enable the Placing Agent on behalf of such Vendor to effect transfer and settlement of the Placing Shares at Completion as required and contemplated by Clause 4.2 and Schedule 3.

4.2  Completion: Completion will take place on each relevant Closing Date in
     ----------
     accordance with the provisions of Schedule 3.

4.3  Clear title on delivery: The Vendors shall procure that all Placing Shares
     -----------------------
     delivered at Completion in accordance with the preceding provisions of this Clause 4 shall comply in all respects with Clause 3.4.

5.   COMMISSIONS AND EXPENSES

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5.1  Commission: In consideration of the services of the Placing Agent in
     ----------
     relation to the Placing, the Vendors shall pay the Placing Agent an underwriting commission equal to:

     (a) 2.0 per cent. of the aggregate Reference Price of the Placing Shares; plus

     (b) an amount equal to one-half of the amount by which the aggregate Placing Price exceeds the aggregate Reference Price.

     The Placing Agent is hereby authorised to deduct such commission from the payments to be made by it to the Vendors pursuant to paragraph 2 of
     Schedule 3. The Placing Agent shall be entitled to retain any and all such brokerage as may be charged to and received from Placees.

5.2  Placing expenses: In addition to the commission referred to in Clause 5.1:
     ----------------
     (a) the Vendors will pay all Hong Kong seller's ad valorem stamp duty, fixed duty on the instruments of transfer, seller's Stock Exchange trading fee and SFC transaction levy and investor compensation levy as may be payable in respect of the sale of the Placing Shares to the Placees and to the Placing Agent, which amounts the Placing Agent is hereby authorised to deduct from the payments to be made by it to the Vendors pursuant to paragraph 2 of Schedule 3 for the purposes of paying the same on the Vendor's behalf; and (b) whether or not the Placing is completed, the Vendors will bear all legal and out-of-pocket expenses incurred by the Placing Agent in relation to the Placing which, if ascertained at the Closing Date, the Placing Agent is hereby authorised to deduct from the payment to be made by it to the Vendors pursuant to paragraph 2 of
     Schedule 3.

5.3  Other expenses: As between them and the Placing Agent, the Vendors and the
     --------------
     Company shall be liable for the costs and expenses of their own legal and other professional advisers and their own out-of-pocket expenses incurred in connection with the Placing. In the case of the Company, this includes (for the avoidance of doubt) all printing and/or advertising costs relating to the Placing and, in the case of the Vendors, this includes (for the avoidance of doubt) any and all costs incurred in connection with the depositing of Placing Shares into CCASS in accordance with Clause 4.1 and any seller's registration or transaction costs incurred in connection with the Placing. To the extent (if any) that any such costs for which the Company or the Vendors are responsible are paid by the Placing Agent on the Company's or (as the case may be) any Vendor's behalf, the Company or the Vendors (as appropriate) will reimburse the Placing Agent for the same within a reasonable time on demand.

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5.4  No set-off: All payments to be made pursuant to this Clause 5 shall be
     ----------
     made in full without any set-off, deduction or withholding for or on account of any taxation unless the payer will pay to the payee such increased amount as will result, after the set-off, deduction or withholding of the relevant tax, in the receipt by the payee of a net amount equal to the full amount which would otherwise have been received by it had no such set-off, deduction or withholding been made.

5.5  Allocation: Except for costs incurred by a particular Vendor for its own
     ----------
     account, all commissions, costs and expenses payable by the Vendors under this Clause 5 shall be allocated among the Vendors pro rata according to the numbers of Placing Shares respectively sold by them.

6.   WARRANTIES AND INDEMNITY

6.1  Warranties: The Vendors and the Company jointly and severally represent,
     ----------
     warrant and undertake to the Placing Agent as set out in Schedule 4. Such representations, warranties and undertakings shall be deemed to be repeated by the Vendors and the Company on the Closing Date with reference to the facts then subsisting and shall remain in full force and effect notwithstanding completion of the Placing and the sale of the Placing Shares to the Placees and, where appropriate, to the Placing Agent. Each of the Vendors and the Company separately undertakes and agrees that up to and until Completion it will forthwith notify the Placing Agent if at any time anything has occurred which would or would be likely to render untrue or incorrect in any material respect any of the representations, warranties and undertakings referred to in this Clause 6.1 if such representations, warranties and undertakings were to be given and made at such time.

6.2  Indemnity:
     ---------

     (a)  Indemnity: The Vendors and the Company jointly and severally
          ---------
          undertake to the Placing Agent for itself and as trustee for each other Indemnified Person to indemnity each Indemnified Person against all or any Proceedings whether threatened, brought or established against any of the Indemnified Persons by any person (other than, for the avoidance of doubt, the Vendors or the Company), directly or indirectly, arising out of or in connection with the Placing or any other transactions contemplated hereby and against all losses, costs, charges, expenses and liabilities (including legal fees as they are incurred) which any of the Indemnified Persons may suffer or incur (save and except for any loss or damage arising out of any gross negligence, wilful default or fraud on the part of the relevant Indemnified Person).

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          It is hereby confirmed and acknowledged by the parties hereto that the Placing Agent's willingness to enter into this Agreement may depend upon the provision by the Company of the undertaking set out in this Clause 6.2 and that without such undertaking the transactions contemplated in this Agreement and the Subscription Agreement may not have proceeded.

          Each of the Vendors and the Company agrees that none of the Indemnified Persons will have any liability (save for the obligations imposed on them under this Agreement) to the Vendors, the Company or any other person, directly or indirectly, arising out of or in connection with the Placing or any transactions contemplated hereby.

     (b)  General: The undertakings contained in this Clause 6.2 shall extend
          -------
          to include all losses, costs, charges, expenses and liabilities which the relevant Indemnified Person may pay or incur in investigating, disputing or defending any Proceedings in respect of which indemnity may be sought against the Vendors or the Company in accordance with this Clause. The relevant Indemnified Person may be entitled to have full control over the conduct of any such Proceeding, provided that it shall provide the Vendors or the Company with copies of all relevant correspondence and documentation, and shall take into account all reasonable requests of the Vendors in relation thereto.

6.3  No double claim: The amount of any claim by either of the Placing Agent or
     ---------------
     any other Indemnified Person against the Company pursuant to Clause 6.1 or
     6.2 shall be reduced by any amount recovered in respect of the relevant matters from the Vendors pursuant to such Clause and vice versa where it has recovered any amount from the Company under any such Clause.

6.4. Continuity: The foregoing provisions of this Clause shall remain in full
     ----------
     force and effect notwithstanding completion of the Placing.

7.   CONDITIONS

     The obligation of the Placing Agent to proceed to Completion is conditional upon:

     (a) the Subscription Agreement having been entered into by the parties thereto;

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     (b)  dealings in the Shares on the Stock Exchange resuming (following suspension on Thursday, 17 July, 2003) no later than Friday, 18 July, 2003 and, subsequent thereto, listing of or dealings in any of the Shares on the Stock Exchange not having been suspended at any time prior to Completion;

     (c) there not having come to the attention of the Placing Agent at any time prior to Completion (i) any material breach of, or any event rendering untrue or incorrect in any material respect, any of the representations, warranties or undertakings referred to in Clause 6.1 or (ii) any breach of, or failure to perform, any of the other obligations of the Company or the Vendor which are required to be performed at or before Completion; and

     (d) there not having occurred and come to the attention of the Placing Agent at any time prior to Completion (i) any suspension or limitation of trading in securities generally on the Stock Exchange or the New York Stock Exchange or the establishment of minimum prices on the Stock Exchange or the New York Stock Exchange or (ii) the declaration of a banking moratorium in Hong Kong or by Federal or New York State authorities in the United States or (iii) any change in local or international financial, political, military, economic or market (including stock market) conditions or currency exchange rates or exchange controls including, without limitation, any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis or (iv) any adverse announcement, determination or ruling of any governmental or other regulatory body (including delay in approval of the Placing Announcement or any other relevant announcement by any relevant stock exchange), which (or the effect of which) would (in any case mentioned in (ii), (iii) or (iv) above), in the sole judgment of the Placing Agent, make it impracticable or inadvisable to proceed with the Placing.

     Each of the Vendor and the Company undertakes promptly to inform the Placing Agent of any matter or circumstance which comes to the attention of either of them which can reasonably be expected, if coming to the attention of the Placing Agent, fall within (b), (c) or (d) above. If any of such conditions shall not have been fulfilled or (alternatively) waived by the Placing Agent by Completion, this Agreement and the obligations of the Placing Agent hereunder shall ipso facto cease and terminate at that time (or at such earlier time as the relevant condition shall have become incapable of fulfilment and the Placing Agent shall have determined not to waive fulfilment and notified the same to the Vendor) and no party shall be under any liability to any other for costs, damages, charges,

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     compensation or otherwise under this Agreement, except (i) in relation to obligations, agreements and liabilities arising prior to such termination (including liabilities arising prior to such termination under the representations, warranties and undertakings referred to in Clause 6.1),
     (ii) that the Vendor shall remain liable for the payment of all costs and expenses referred to in Clause 5.2 or 5.3 already incurred or to be incurred in consequence of such termination and (iii) that the provisions of Clause 6 shall remain in full force and effect.

8.   RESTRICTIONS

8.1  Lock up: In order to induce the Placing Agent to enter into this Agreement
     -------
     and in consideration of the obligations of the Placing Agent hereunder.

     (a) each of the Vendors undertakes to the Placing Agent that (except for any exchange or redemption by way of transfer of Shares in relation to the AIG Bonds or the Intel Bonds or the sale of the Placing Shares pursuant to this Agreement) from the date hereof and on or prior to the date being six months after the date of this Agreement it will not and will procure that none of its nominees and companies controlled by it (whether individually or together and whether directly or indirectly) will (without the prior written consent of the Placing Agent) (i) offer, issue, sell, contract to sell, sell any contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Shares (excluding the Placing Shares) or any interests therein or any securities convertible into or exercisable or exchangeable for any such Shares or interests or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of such Shares, whether any such transaction described in (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise or
          (iii) announce any intention to enter into or effect any such transaction described in (i) or (ii) above; and

     (b) the Company undertakes to the Placing Agent that (except for (i) the new Shares to be allotted and issued to the subscribers named in the Subscription Agreement and (ii) any Shares or other securities or rights issued or granted to shareholders by way of bonus or under any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of a dividend on Shares of the Company in accordance with its Articles of Association or as a result of the exercise of conversion

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          rights under the following convertible bonds issued by the Company or its subsidiaries: US$54,377,474.95 5% Mandatory Convertible Note due 2005 issued by PCCW Limited on 28 June 2002 to Telstra Corporation Limited, amended and restated with effect from 25 April 2003; US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by
          PCCW Capital No. 2 Limited on 29 January 2002 and guaranteed by the Company and PCCW-HKT Telephone Limited; and US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited on 5 December 2000 and guaranteed by the Company, the exercise of exchange or redemption rights under, or the transfer or disposal of interests in Shares pursuant to the terms and conditions of, the AIG Bonds or the Intel Bonds, the exercise of options granted to Avram Miller pursuant to the terms and conditions of a consulting agreement dated 17 August 1999, the exercise of all existing and future employee share options granted by the Company from time to time and shares issued under any employee share award scheme of the Company from time to time or on the exercise of any other rights existing at the date of this Agreement and (iii) further options granted under existing share schemes) from the date hereof and on and prior to the date being six months after the date of this Agreement it will not (without the prior written consent of the Placing Agent) (i) allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Shares or any interests in Shares or any securities convertible into or exercisable or exchangeable for any Shares or interest in Shares or (ii) agree (conditionally or unconditionally) to enter into or effect any such transaction described in (i) above or (iii) announce any intention to enter into or effect any such transaction described in (i) or (ii) above.

8.2  Placees independent: The Placing Agent will use its reasonable endeavours
     -------------------
     to ensure that the Placees will be third parties independent from the Vendors and their associates. Each Vendor shall in any event notify the Placing Agent if it becomes aware that any party connected with such Vendor or any of its associates intends to acquire Shares in the Placing. For the purposes of this paragraph, "associates" shall have the meaning ascribed thereto under Rule 1.1 of the Listing Rules, and (for the avoidance of doubt) a person who is, or would be treated as, acting in concert with any of the Vendors in relation to the Company for the purposes of the Hong Kong Code on Takeovers and Mergers shall not be considered to be independent of such Vendor.

9.   ANNOUNCEMENTS

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9.1  No announcements: Save as otherwise required by law or by the Stock
     ----------------
     Exchange or the New York Stock Exchange or the SFC or, in the case of PCRD, by the Singapore Exchange Securities Trading Limited, each of the Vendors and the Company hereby undertakes that no public announcement or communication (other than the Placing Announcement) which is material in relation to the Placing shall be made or despatched by the Company or any of the Vendors between the date hereof and the day falling one week after the Closing Date without the prior written consent of the Placing Agent as to the content, timing and manner of making or despatch thereof.

9.2  Costs: The Company will pay any printing or publishing costs associates
     -----
     with the Placing and the publication of the Placing Announcement and any costs, charges, fees and expenses of the Company's share registrars in Hong Kong including their fees and expenses in effecting the transfer of the Placing Shares, and the issue of certificates therefor in board lots, to the Placees and, where appropriate, the Placing Agent or any purchaser to whom the Placing Agent has onsold any Placing Shares (if any).

10.  SUBSCRIPTION AGREEMENT

     The Vendors and the Company hereby undertake to the Placing Agent that:-

     (a) they will not make any alteration to the terms or conditions of the Subscription Agreement without the prior written consent of the Placing Agent; and

     (b) they will fully and promptly perform the Subscription Agreement in accordance with its terms and will take all such steps and execute all such documents as may be necessary or desirable for the Subscription Agreement to become unconditional and to be completed.

11.  TIME

     Time will be of the essence of this Agreement.

12.  COSTS

     Subject as specifically provided herein, each of the parties to this Agreement will bear its own costs and expenses incurred in connection with the Placing.

13.  NOTICES

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13.1 Any notice or notification in any form to be given by the Placing Agent to any Vendor or the Company may be delivered in person or posted or sent by fax addressed to:

          in the case of the Vendors:

          Pacific Century Regional Developments Limited

          6 Battery Road #38-02
          Singapore 049909

          Fax Number:  (65) 6230-8777
          Attention of: Company Secretary

          in the case of the Company:

          PCCW Limited

          39th Floor, PCCW Tower
          Taikoo Place
          979 King's Road
          Quarry Bay
          Hong Kong

          Fax Number:  (852) 2962-5725
          Attention of: Company Secretary

13.2 Any notice or notification in any form to be given by any Vendor or the Company to the Placing Agent may be delivered in person or posted or sent by fax addressed to:

          Citigroup Global Markets Asia Limited

          20th Floor
          Three Exchange Square
          Central, Hong Kong

          Fax Number: (852) 2501 8191
          Attention of:  Frank Slevin

13.3 Any such notice or notification shall take effect, in the case of a letter, at the time of delivery and, in the case of fax, at the time of despatch.

14.  GOVERNING LAW

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14.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

14.2 The parties irrevocably agree that the courts of Hong Kong shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties each submit irrevocably to the non-exclusive jurisdiction of the courts of Hong Kong in relation to such matters.

14.3 Each Vendor hereby appoints Pacific Century Regional Developments (HK) Limited of 38th Floor, Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong as its agent for service in relation to any matter arising out of or in connection with this Agreement.

14.4 Each of the parties irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                  SIGNATORIES

SIGNED by
PACIFIC CENTURY
REGIONAL DEVELOPMENTS LIMITED
in the presence of:




THE COMMON SEAL of
PCCW LIMITED
was hereto affixed in accordance with
its articles of association
in the presence of:




SIGNED by
duly authorised for and on behalf of
CITIGROUP GLOBAL MARKETS ASIA
LIMITED

                                   SCHEDULE 1

                                 INTERPRETATION

In this Agreement (including the Recitals) unless specifically provided otherwise or the context otherwise requires:

(a)  the following expressions shall have the following meanings:

     Accounts Date means 31st December, 2002;

     AIG Bonds means the US$250,000,000 secured redeemable bonds exchangeable for Shares and constituted by a deed poll dated 7th December 2001, as amended by supplemental deed poll dated 12th June 2003 and issued to AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited, AIG Asian Opportunity Fund, L.P.;

     Business Day means any day (excluding Saturdays) on which banks generally are open for business in Hong Kong;

     CCASS means Central Clearing and Settlement System established and operated by HKSCC;

     Closing Date means (i) in relation to the Firm Placing Shares, 3:00 p.m. on 21 July, 2003 or such other time or date as the Vendor and the Placing Agent shall agree and (ii) in relation to any Option Shares, the applicable Option Closing Date;

     Completion means completion of the obligations of the parties under this Agreement with respect to the Firm Placing Shares and/or any Option Shares (as appropriate) pursuant to Clause 4 and Schedule 3;

     Firm Placing Shares means 715,000,000 issued Shares to be sold, or procured to be sold, by the Vendor;

     General Rules means the General Rules of CCASS from time to time in force;

     Group means the Company and its Subsidiaries;

     HKSCC means the Hong Kong Securities Clearing Company Limited;

     HK$ or $ means Hong Kong Dollars, the lawful currency of Hong Kong;

     Indemnified Persons means the Placing Agent and any person or persons appointed as its agent or agents pursuant to Clause 3.2 together with their respective affiliates, their respective directors, officers, agents and employees and any other entity or person, if any, controlling the Placing Agent or any such agent or any of their respective affiliates within the meaning of either Section 15 of the US Securities Act or
     Section 20 of the US Exchange Act and Indemnified Person means any one of them;

     Intel Bonds means the US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 exchangeable for Shares and constituted by a deed poll dated 15th January 2002 and amended by supplemental deed poll dated 28th October 2002 and second supplemental deed poll dated 11th June 2003 and issued to Intel Capital Corporation;

     Investment Letter means a letter in the agreed form to be signed by US investors;

     Liens means liens, charges and encumbrances, claims, options and third party rights;

     Listing Rules means the Rules governing the listing of securities on the Stock Exchange from time to time;

     Operational Procedures means the Operational Procedures of HKSCC in relation to CCASS from time to time in force;

     Option means the right of the Placing Agent in Clause 2.2 to require the Vendor to sell, or to procure the sale of, the Option Shares;

     Option Closing Date means 3:00 p.m. on 21 July, 2003 or such other time (during Hong Kong business hours) and date no earlier than one Business Day following service of the relevant exercise notice given pursuant to Clause 2.3 as the Placing Agent may stipulate in such notice or such other time or date as the Vendor and the Placing Agent shall agree;

     Option Expiry Time means 5:30 p.m. on the date on which dealings in the Shares on the Stock Exchange first resume;

     Option Shares means such number of issued Shares (if any) as may be stipulated as such in Schedule 5;

     PCRD means Pacific Century Regional Developments Limited, details of which are set out in Part A of Schedule 5;

     Participant means a person admitted for the time being by HKSCC as a participant of CCASS;

     Placees means professional, institutional and other investors selected and procured by or on behalf of the Placing Agent as contemplated by this Agreement;

     Placing means the placing by or on behalf of the Placing Agent and, where appropriate, the purchase as principal by the Placing Agent of the Placing Shares on the terms and subject to the conditions referred to herein;

     Placing Announcement means a press announcement to be issued on behalf of the Company as soon as reasonably practicable following the execution of this Agreement and in a form to be agreed between the Company and the Placing Agent;

     Placing Period means the period from execution of this Agreement up to the Closing Date;

     Placing Price means HK$4.40 per Placing Share;

     Placing Shares means the Firm Placing Shares and any Option Shares;

     Previous Announcements means the annual report of the Company for the year ended on the Accounts Date, the announcement dated 2nd July, 2003 with respect to its 2002 20F filing, the announcement dated 9th July, 2003 with respect to a PCCW-HKT Telephones Limited 6% Guaranteed Note issue, and all other announcements and circulars issued by the Company to the Stock Exchange and/or the shareholders of the Company since the Accounts Date;

     Proceedings means claims, actions, liabilities, demands, proceedings or judgments;

     QIB means a qualified institutional buyer as defined in Rule 144A;

     Reference Price means HK$4.37 per Share;

     Regulation S means Regulation S under the US Securities Act;

     Rule 144A means Rule 144A under the US Securities Act;

     SFC means the Securities and Futures Commission of Hong Kong;

     Shares has the meaning given to it in recital (A);

     Stock Exchange means The Stock Exchange of Hong Kong Limited;

     Subscription means the subscription of new Shares pursuant to the Subscription Agreement;

     Subscription Agreement means the agreement of even date herewith in the agreed form between the Vendor and the Company pursuant to which, and conditionally upon completion of the Placing pursuant to Clause 4 and
     Schedule 3 and satisfaction of the other conditions set out in that agreement, the Vendor will subscribe for a total number of new Shares equal to the number of Placing Shares sold hereunder on the terms set out in that agreement;

     Subsidiary has the same meaning as in Section 2 of the Companies Ordinance (Cap. 32 of the laws of Hong Kong);

     United States has the meaning given in Regulation S;

     US Exchange Act means the United States Securities Exchange Act of 1934, as amended;

     US Securities Act means the United States Securities act of 1933, as amended; and

     Vendors means PCRD.

(b) references to Clauses and the Schedules are to clauses of and the schedules to this Agreement;

(c) words importing the singular include the plural and vice versa; words importing a gender include every gender and references to persons include bodies corporate or unincorporated;

(d) any document expressed to be "in the agreed form" means a document approved by the parties hereto and for the purpose of identification signed by the Vendor, the Company and the Placing Agent;

(e) the words "include", "includes" and "including" as used herein shall be construed as if followed by the words ",without limitation,"; and

(f) the Schedules shall constitute a part of, and are hereby incorporated into, this Agreement.

Headings are for convenience only and shall not affect the construction of this Agreement.

                                   SCHEDULE 2

                              SELLING RESTRICTIONS

The selling restrictions and other obligations of the Placing Agent referred to in Clause 3.5 are as follows:

(a)  General: it will not, directly or indirectly, offer, sell or deliver any
     -------
     Placing Shares or distribute or publish any documents (including, without limitation, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares) in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a material breach by it of any applicable laws and regulations provided that this will not apply where the breach arises, directly or indirectly, by reason of (i) a breach by the Vendor or by the Company of a representation, warranty or undertaking in Schedule 4 or (ii) any public written information or statements or omissions of the Vendor or the Company;

(b)  Hong Kong: it has not offered or sold and will not offer or sell in Hong
     ---------
     Kong, by means of any document, any Placing Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of such term as used in the Companies Ordinance (Cap. 32 of the laws of Hong Kong);

(c)  United Kingdom: (i) it has not offered or sold and, prior to the expiry of
     --------------
     the period of six months from the Closing Date, will not offer or sell any Placing Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) relating to the Placing Shares in circumstances in which section 21(1) of the FSMA does not apply; and
     (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done or to be done by it in relation to the Placing Shares in, from or otherwise involving the United Kingdom;

(d)  United States: (i) it acknowledges that the Placing Shares have not been
     -------------
     and will not be registered under the US Securities Act, and have not been and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act; it has not offered or sold, and will not offer or sell, any Placing Shares outside the United States except in offshore transactions (as defined in Regulation S) in accordance with Rule 903 of Regulation S or, within the United States, to a limited number of investors who sign an Investment Letter; accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as such term is defined in Regulation S) with respect to the Placing Shares or any Shares; and neither it nor any person acting on its behalf has made or will make offers or sales of the Placing Shares in the United States by any form of general solicitation or general advertising (within the meaning of Regulation D under the US Securities Act) in the United States; and (ii) it will offer or sell the Placing Shares (A) as part of their distribution at any time, or (B) otherwise until 40 days after the later of the commencement of the offering of the Placing Shares and the Closing Date, only in accordance with Rule 903 of Regulation S under the US Securities Act or to a limited number of investors who sign an Investment Letter and, at or prior to the confirmation of a sale of the Placing Shares, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it or through it during the restricted period (other than to investors who sign an Investment Letter) a confirmation or other notice setting forth the restrictions on offers and sales of Placing Shares within the United States or to, or for the account or benefit, of U.S. persons.

                                   SCHEDULE 3

                              COMPLETION MECHANICS

1.   Vendor's obligations: On the applicable Closing Date each Vendor shall:
     --------------------

(a) procure that its designated Participant gives an irrevocable delivery instruction to effect a book-entry settlement of the Placing Shares on Completion in accordance with this Agreement and the General Rules and the Operational Procedures to the credit of the stock accounts of the Participants of the Placees in accordance with the details provided to the Vendor by the Placing Agent prior to Completion; and

(b) deliver to, or procure that there be delivered to, the Placing Agent or as it may direct, evidence of the giving of the delivery instruction in (a).

2.   Placing Agent's obligations: Against compliance by the Vendors with their
     ---------------------------
     obligations pursuant to paragraph 1 above and subject to Clause 7, the Placing Agent (or its nominee or agent) shall on the Closing Date make or procure the making of payment to the respective Vendors in Hong Kong dollars of the aggregate Placing Price of the Placing Shares respectively sold by them (less the amounts of underwriting commission and expenses referred to in Clause 5), the payment of which shall constitute a complete discharge of the Placing Agent's obligations to purchase the Placing Shares hereunder. Such payment shall be made for value on the Closing Date and to such bank account held with a leading bank in Hong Kong as may be notified by the respective Vendors to the Placing Agent at least one Business Day before Completion.

                                   SCHEDULE 4

                         REPRESENTATIONS AND WARRANTIES

The Vendors and the Company jointly and severally represent, warrant and undertake to the Placing Agent that:

(a)  Placing Announcement: all statements of fact contained in the Placing
     --------------------
     Announcement are true and accurate in all material respects and not misleading in any material respect in the form and context in which they appear, all expressions of opinion, intention or expectation contained therein are made on reasonable grounds and are truly and honestly held by the directors of the Company (such representation and warranty being given only by the Company) and of each Vendor (such representation and warranty being given only by the Vendor) and are fairly based, all forecasts, and estimates therein are honest and fair and there are no other facts omitted the omission of which makes any such statement or expression in the Placing Announcement misleading in any material respect or which are or can reasonably be expected to be material in the context of the Placing;

(b)  Previous Announcements: with respect to all the Previous Announcements,
     ----------------------
     all statements of fact contained therein were true and accurate in all material respects and not misleading in any material respect and all expressions of opinion or intention contained therein were made on reasonable grounds and were truly and honestly held by the directors of the Company and were fairly based and there were no other facts omitted so as to make any such statement or expression in any of the Previous Announcements misleading in any material respect or which would or might have been material in the context in which the Previous Announcements were made;

(c)  Accounts: the consolidated balance sheet of the Group as at the Accounts
     --------
     Date and the consolidated income statement, the consolidated cash flow statement and the consolidated statement of changes in equity of the Group for the financial year ended on that date (including the notes thereto) as set out in the annual report and accounts of the Group for the year ended on the Accounts Date together gave a true and fair view of the state of affairs of the Group as at the Accounts Date and of the profits or losses, cash flows and changes in equity of the Group for the financial year ended on that date and were prepared on the basis set out therein;

(d)  No material adverse change: save as disclosed in the Placing Announcement
     --------------------------
     or the Previous Announcements, since the Accounts Date: the business of the Group has been carried on in the ordinary and normal course and no contracts or commitments of an unusual or unduly onerous nature have been entered into by any member of the Group; there has been no material depletion in the net assets of the Group taken as a whole; and there has been no material adverse change, nor any development reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Group taken as a whole;

(e)  No litigation: save as disclosed in the Placing Announcement or the
     -------------
     Previous Announcements, neither the Company nor any of its Subsidiaries is engaged in any litigation, arbitration or governmental proceeding which (individually or in aggregate) can reasonably be expected to have or have had during the twelve months preceding the date hereof a significant effect on the financial or trading position or prospects of the Group or which individually or collectively are material for disclosure in the context of the Placing and no such litigation, arbitration or proceeding is threatened or pending; nor, to the best of the knowledge, information and belief of the directors of the Company, are there any circumstances which can reasonably be expected to give rise to any such litigation, arbitration or proceeding;

(f)  Indebtedness and obligations: except under the AIG Bonds and the Intel
     ----------------------------
     Bonds no circumstances or events have arisen or occurred or so far as the Vendor and the Company are aware are likely to arise or occur such that any person is (or would, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to repayment of any material indebtedness prior to its due date for payment by any member of the Group, or to take any step to enforce any security for any such indebtedness of any member of the Group and no person to whom any indebtedness for borrowed money of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of the same: no member of the Group is party to or under any obligation which is material and is of an unusual or unduly onerous nature; neither this Agreement nor the Placing nor the Subscription will constitute or give rise to a breach of or default under any agreement or other arrangement to which the Company or any other member of the Group is party or give rise to any rights of any third party in respect of any assets of the Group;

(g)  Corporate power and consents: each of the Vendors and the Company has
     ----------------------------
     power under its constitutional documents to permit its entry into this Agreement and the Placing in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect), executed and delivered by, and constitutes legal, valid and binding obligations of, such

     Vendor and the Company enforceable in accordance with its terms; there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the Placing or the Subscription either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange) or authorities or courts or from the respective shareholders of such Vendor or the Company (except under the AIG Bonds and the Intel Bonds) or from any third party pursuant to any contractual or other arrangement to which such Vendor or the Company or any other member of the Group is party; the Placing and the compliance by each of the Vendors and the Company with all of the provisions of this Agreement will not conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a material default under, any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject other than the AIG Bonds and the Intel Bonds and will not contravene any law or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, such Vendor, the Company or any member of the Group, or any of their respective assets or properties.

(h)  Placing Shares: the Placing Shares have been duly and validly authorised
     --------------
     and issued, are fully paid up, and rank pari passu in all respects with the other issued Shares and were allotted and issued by the Company more than six months prior to the date hereof, and each Vendor represents that it is entitled to and will procure the transfer of the full beneficial ownership of its Placing Shares to the Placees or the Placing Agent (as applicable) in accordance with the General Rules and the Operational Procedures, in all cases free from and clear of all Liens;

(i)  Stock Exchange and general compliance: the Company is not in material
     -------------------------------------
     breach of any rules, regulations or requirements of the Stock Exchange or its listing agreement made with the Stock Exchange (and, without limiting the foregoing, all announcements required to be made by the Company under or in accordance with any such rules, regulations or requirements, or pursuant to such listing agreement, have been duly made): the Company and the Vendors have complied and will comply with all other applicable rules, regulations and other requirements material or relevant to the transactions contemplated by this Agreement (including rules governing restrictions on and/or disclosure of dealings);

(j)  Inside information and dealings in and in relation to securities: none of
     ----------------------------------------------------------------
     the Vendors is in possession of any unpublished information with respect to the Company or the Group which is price sensitive in relation to the Shares or other securities of the Company (or otherwise material for public disclosure) and the Vendors have not been, are not and will not be at any time in contravention of Part XIV of the Securities and Futures

     Ordinance (Cap. 571 of the laws of Hong Kong) in connection with the Placing and the related transactions entered into or to be entered into pursuant to the Subscription Agreement; none of the Vendors nor any person acting on such Vendor's behalf or under its control has made or will make bids or purchases for the purpose of creating actual or apparent active trading in, or of raising the price of, any shares or other securities of the Company or any right to purchase any such shares or securities convertible into or exchangeable or exercisable for such shares that is designed to or that has constituted, or that might reasonably be expected to cause or result in, manipulation of the price of any security of the Company;

(k)  Securities dealing code: the Company has adopted a code for transactions
     -----------------------
     in its securities by its directors no less stringent than the Model Code for Securities Transactions by Directors of Listed Companies set out in the Listing Rules and such Code has been and will be fully complied with in connection with the Placing and the related transactions entered into or to be entered into pursuant to the Subscription Agreement;

(l)  Disclosures: the Vendors and the Company will make all appropriate
     -----------
     disclosures pursuant to, and will comply in all respects with, the Listing Rules, the Hong Kong Code on Takeovers and Mergers and Part XV of the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong), and all equivalent or similar requirements in Singapore, in connection with the Placing and the related transactions entered into or to be entered into pursuant to the Subscription Agreement;

(m)  Incorporation and share capital: each of the Vendors and the Company has
     -------------------------------
     been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation with full corporate power and authority to conducts its business and the information contained in the recitals to this Agreement is true and accurate (such representation and warranty concerning the recitals being given only by the Vendors to the extent that it relates to recital (B)); without limiting the foregoing, except for the Subscription or pursuant to the AIG Bonds and the Intel Bonds or as specified in the Previous Announcements, no person has any outstanding warrant, option, preemptive right or any other right of any description to require Shares to be allotted or issued by the Company;

(n)  Regulation S: (i) none of the Company nor any Vendor nor any of its or
     ------------
     their affiliates (as defined in Rule 501(b) of Regulation D) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares provided that this representation and warranty shall, to the extent that it relates only to actions of a Vendor or its affiliates, be given only by such Vendor; (ii) the Vendors, the Company, their affiliates and any person (other than the Placing Agent) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the US Securities Act; and
     (iii) the Company is a "foreign issuer" as such term is defined in Rule 902 under the US Securities Act and is subject to the reporting requirements of the US Exchange Act;

(o)  No offer or sale requiring registration. Neither the Company nor the
     ---------------------------------------
     Vendors nor any of its or their affiliates nor any person acting on its or their behalf has offered or sold, or will offer or sell, any securities under circumstances that would require the registration of any of the Placing Shares under the US Securities Act provided that this representation and warranty shall, to the extent that it relates only to actions of a Vendor or its affiliates, be given only by such vendor; neither the Company nor the Vendors nor any of its or their affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Regulation D in connection with the offer or sale of the Placing Shares in the United States provided that this representation and warranty shall, to the extent that it relates only to actions of a Vendor or its affiliates, be given only by such Vendor;

(p)  Investment Company Act. The Company is not an investment company as
     ----------------------
     defined in the United States Investment Company Act of 1940 and will not become an open-end investment company, unit investment trust or face-amount certificate company that is required to be registered under
     Section 8 of such Act;

(q)  Provision of Information: each of the Vendor and the Company will promptly
     ------------------------
     provide the Placing Agent, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Group or such Vendor as may be required by the Placing Agent in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the SFC or any other applicable regulatory body; and

(r)  Repetition: all the aforesaid representations and warranties shall be true
     ----------
     and also as at, and as if repeated at, the Closing Date (as if made with reference to the facts and circumstances existing on the Closing Date).

                                   SCHEDULE 5

                         PART A: DETAILS OF THE VENDORS

1.   PCRD

     Pacific Century Regional Developments Limited, a company incorporated with limited liability in Singapore whose registered office is at 6 Battery Road #38-02, Singapore 049909.



                     PART B: DETAILS OF THE PLACING SHARES

1.   Shares owned by the Vendors

     Beneficial owner: PCRD

     Registered Holder                  No. of Shares Held

     PCRD                               817,858,045

2.   Firm Placing Shares

     Vendor                             No. of Firm Placing Shares

     PCRD                               715,000,000

     Total                              715,000,000
                                        -----------

3.   Option Shares

     Number of Option Shares    NIL

                              [Letterhead of QIB]

                                                                  July 16, 2003


To:  Karen Bodner
Citigroup Global Markets Inc.
388 Greenwich Street
New York
New York 10028
U.S.A.

Purchase of common shares of PCCW Limited

Ladies and Gentlemen:

In connection with our purchase of the shares of HK$0.25 each of PCCW Limited (the "Shares"):

     1. We understand that no offering document or prospectus has been prepared in connection with the offering of the Shares.

     2. We acknow1edge that (a) we may not rely on any investigation that Citigroup Global Markets Inc., any of its affiliates or any person acting on its or their behalf may have conducted with respect to the Shares, and none of such persons has made any representation to us, express or implied, with respect to the Shares; (b) we have conducted our own investigation with respect to the Shares, and (c) we have received all information that we believe is necessary or appropriate in connection with our purchase of the Shares.

     3. We confirm that we are a "qualified institutional buyer" as defined in Rule 144A under the U.S. Securities Act of l933, as amended (the "Securities Act"), that is able to bear the economic risk of an investment in the Shares. We are purchasing the Shares for our own account or an account with respect to which we exercise sole investment discretion and that such account is a "qualified institutional buyer".

     4. We understand that the Shares are not being and will not be registered under the Securities Act, are being offered and sold to us a transaction that is exempt from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. For so long as the Securities are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, we agree (i) not to offer or sell the Shares except outside the United States pursuant to Regulation S of the Securities Act and (ii) not to deposit the Shares in an unrestricted American Depositary Receipt facility.

     5. We understand that an exemption pursuant Rule 144A under the Securities Act may not be available for the resale of the Shares.


Very truly yours,

[NAME OF INVESTOR]



By:     ------------------------
Name:
Title:


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